Exhibit 99.3

Unaudited Pro Forma Combined Financial Statements of JetPay Corporation.

On November 7, 2014, JetPay Corporation (“JetPay” or the “Company”) entered into a Unit Purchase Agreement (the “Unit Purchase Agreement”) with ACI Merchant Systems, LLC (“ACI” or “Borrower”) and Michael Collester and Cathy Smith, pursuant to which the Company acquired all of the outstanding equity interests of ACI from Michael Collester and Cathy Smith. ACI is an independent sales organization specializing in relationships with banks, credit unions, and other financial institutions, as well as industry association relationships.

In connection with the closing, the Company paid an aggregate of $11.1 million in cash, subject to adjustment as set forth herein, and issued 2.0 million shares of its common stock, par value $0.001 per share (“Common Stock”), to the members of ACI with a value of approximately $3.7 million on the date of acquisition. The ACI unitholders are entitled to receive additional cash consideration of $1.2 million on April 10, 2015 and a further cash payment of $1.2 million on April 10, 2016. The $2.4 million of deferred consideration will be recorded at the estimated fair value of these future payments utilizing an appropriate discount rate. Additionally, ACI’s unitholders are entitled to earn up to an additional $500,000 based on the achievement of certain net revenue targets for ACI for the twelve month periods ending October 31, 2015 and 2016.

On November 7, 2014, ACI, entered into a Loan and Security Agreement (the “Loan and Security Agreement”) with Metro Bank as the lender for a term loan with a principal amount of $7.5 million. The proceeds of the loan were used as partial consideration for the acquisition. Amounts outstanding under the term loan will accrue interest at a rate of 5.25% per annum. The loan matures on November 7, 2021 and amortizes in equal monthly installments over six years beginning in the month following the first anniversary of the Loan and Security Agreement. The term loan is guaranteed by the Company and AD Computer Corporation (“ADC”), dba JetPay Payroll, and is secured by all the assets of ACI, an assignment of an equity interest in ACI’s merchant residual contracts, as well as a pledge by JetPay of its equity interest in ACI.

On November 7, 2014, pursuant to a Securities Purchase Agreement with Flexpoint Fund II, L.P. (“Flexpoint”) dated August 22, 2013; the Company issued 20,000 shares of Series A Convertible Preferred Stock, par value $0.001 (“Series A Preferred”) to Flexpoint for an aggregate of $6.0 million. As previously disclosed, the Company entered into the Securities Purchase Agreement with Flexpoint pursuant to which the Company agreed to sell to Flexpoint, and Flexpoint agreed to purchase, upon the satisfaction or waiver of certain conditions, up to 133,333 shares of Series A Preferred for an aggregate purchase price of up to $40 million. The Series A Preferred is convertible into shares of Common Stock. Any holder of Series A Preferred may at any time convert such holder’s shares of Series A Preferred into that number of shares of Common Stock equal to the number of shares of Series A Preferred being converted multiplied by $300 and divided by the then-applicable conversion price, which initially will be $3.00. A portion of the $6 million proceeds from the November 7, 2014 issuance of Series A Preferred was used as consideration for the acquisition of ACI.

The acquisition has been accounted for as a business combination (in accordance with Accounting Standards Codification (“ASC”) 805 Business Combinations), and as such, the ACI assets acquired and liabilities assumed have been recorded at their respective fair values. The determination of fair value for the identifiable tangible and intangible assets acquired and liabilities assumed requires extensive use of accounting estimates and judgments. Significant estimates and assumptions include, but are not limited to estimating future cash flows and determining the appropriate discount rate. The estimated fair values of the assets acquired and liabilities assumed at the acquisition date included in the unaudited pro forma combined financial statements are provisional.

The following unaudited pro forma combined financial information is based on the historical consolidated financial information of the Company, which is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, and the financial information of ACI, which is included in Exhibits 99.1 and 99.2 to this Current Report on Form 8-K/A. The Unaudited Pro Forma Combined Balance Sheet as of June 30, 2014 gives effect to the ACI acquisition as if it had been consummated on June 30, 2014 and includes historical data as reported by the separate companies as well as adjustments that give effect to events that are directly attributable to the ACI acquisition and that are factually supportable. The Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 2013 and for the six months ended June 30, 2014 give effect to the ACI acquisition as if it had been consummated on January 1 of each respective period, and includes historical data as reported by the separate companies as well as adjustments that give effect to events that are directly attributable to the ACI acquisition, are expected to have a continuing impact, and that are factually supportable.

The pro forma adjustments reflecting the consummation of the ACI acquisition are based upon the acquisition method of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and upon the assumptions set forth in the notes included in this section. The pro forma financial statements have been prepared based on available information, using estimates and assumptions that our management believes are reasonable. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are preliminary and have been made solely for purposes of developing this unaudited pro forma combined financial information. The Unaudited Pro Forma Combined Balance Sheet has been adjusted to reflect the allocation of the purchase price to identifiable net assets acquired and of the excess purchase price to goodwill.

The Statements do not purport to represent the actual results of operations that would have occurred if the acquisition had taken place on the date specified. The Statements are not necessarily indicative of the results of operations that may be achieved in the future. The Statements do not reflect any adjustments for the effect of non-recurring items or operating synergies that we may realize as a result of the acquisition. The Statements include certain reclassifications to conform the historical financial information of ACI to our presentation.

The assumptions used and adjustments made in preparing the Statements are described in the Notes, which should be read in conjunction with the Statements. The Statements and related Notes contained herein should be read in conjunction with the combined financial statements and related notes included in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. The Statements and related Notes contained herein should be read in conjunction with the financial statements and related notes included in ACI financial statements for the year ended December 31, 2013 and 2012, and ACI financial statements for the six months ended June 30, 2014 and 2013, filed as Exhibit 99.1 and 99.2, respectively, in this Form 8-K/A.

JetPay Corporation

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(In thousands, except share and par value information)

June 30, 2014

	JetPay	ACI	Combined Before Acquisition Adjustments	Pro Forma Acquisition Adjustments	Note #	Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$4,117	$604	$4,721	$7,500	A	$6,620
				6,000	B
				(11,098)	D
				(503)	E
Restricted cash	169	-	169	-		169
Accounts receivable, less allowance for doubtful accounts	1,320	563	1,883	-		1,883
Settlement processing assets	13,171	-	13,171	-		13,171
Prepaid expenses and other current assets	697	27	724	-		724
Current assets before funds held for clients	19,474	1,194	20,668	1,899		22,567
Funds held for clients	48,112	-	48,112	-		48,112
Total current assets	67,586	1,194	68,780	1,899		70,679
Property and equipment, net	1,086	7	1,093	19	E	1,112
Goodwill	31,166	-	31,166	12,397	F	43,563
Identifiable intangible assets	21,691	-	21,691	4,467	F	26,158
Deferred financing costs	1,210	-	1,210	-		1,210
Other assets	4,906	-	4,906	-		4,906
Total assets	$127,645	$1,201	$128,846	$18,782		$147,628

LIABILITIES
Current liabilities:
Current portion of long-term debt and capital lease obligation	$11,259	$-	$11,259	$-		$11,259
Accounts payable and accrued expenses	8,898	392	9,290	231	G	9,521
Settlement processing liabilities	12,301	-	12,301	-		12,301
Deferred revenue	290	-	290	-		290
Derivative liability	320	-	320	-		320
Other current liabilities	1,857	-	1,857	-		1,857
Current liabilities before client fund obligations	34,925	392	35,317	231		35,548
Client fund obligations	48,112	-	48,112	-		48,112
Total current liabilities	83,037	392	83,429	231		83,660
Long-term debt and capital lease obligation, net of current portion	7,582	-	7,582	7,500	A	15,082
Deferred income taxes	239	-	239	-		239
Other liabilities	22	-	22	2,431	D	2,453
Total liabilities	90,880	392	91,272	10,162		101,434

Commitments and Contingencies

Redeemable Convertible Preferred Stock:
Redeemable convertible Series A and Series A-1 preferred stock	11,394	-	11,394	6,000	B	17,394

Stockholders’ Equity
Preferred stock, $0.001 par value
Authorized 1,000,000 shares, none issues	-	-	-	-		-
Common stock, $0.001 par value
Authorized 100,000,000 shares; 11,863,823 issued and outstanding at June 30, 2014	12	-	12	2	C	14
Additional paid-in capital	41,432	-	41,432	3,658	C	45,090
Accumulated deficit	(16,073)	809	(15,264)	(809)	E	(16,304)
				(231)	G
Total Stockholders’ Equity	25,371	809	26,180	2,620		28,800
Total Liabilities and Stockholders’ Equity	$127,645	$1,201	$128,846	$18,782		$147,628

JetPay Corporation

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(In thousands, except share and per share information)

For the year ended December 31, 2013

	JetPay	ACI	Combined Before Acquisition Adjustments	Pro Forma Acquisition Adjustments	Note #	Pro Forma Combined

Processing revenues	$30,905	$6,627	$37,532	-		$37,532
Cost of processing revenues	18,417	3,725	22,142	-		22,142

Gross profit	12,488	2,902	15,390	-		15,390

Selling, general and administrative expenses	11,745	765	12,510	-		12,510
Change in fair value of contingent consideration liability	(690)	-	(690)	-		(690)
Amortization of intangibles	2,241	-	2,241	635	H	2,876
Depreciation	388	4	392	12	I	404

Operating (loss) income	(1,196)	2,133	937	(647)		290

Other expenses (income)
Interest expense	2,215	-	2,215	399	A	2,614
Amortization of deferred financing costs	2,058	-	2,058	3	A	2,061
Amortization of debt discounts and conversion options	1,510	-	1,510	212	J	1,722
Change in fair value of derivative liability	(2,050)	-	(2,050)	-		(2,050)
Other income	(10)	(1)	(11)	-		(11)

(Loss) income before income taxes	(4,919)	2,134	(2,785)	(1,261)		(4,046)

Income tax expense	39	-	39	87	K	126

Net (loss) income	(4,958)	2,134	(2,824)	(1,348)		(4,172)
Accretion of convertible preferred stock	(360)	-	(360)	(892)	B	(1,252)

Net loss applicable to common stockholders	$(5,318)	$2,134	$(3,184)	$(2,240)		$(5,424)

Loss per share applicable to common stockholders (basic and diluted)	$(0.46)					$(0.40)

Weighted average shares outstanding:
Basic and diluted	11,525,943			2,000,000	L	13,525,943

JetPay Corporation

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(In thousands, except share and per share information)

For the six months ended June 30, 2014

	JetPay	ACI	Combined Before Acquisition Adjustments	Pro Forma Acquisition Adjustments	Note #	Pro Forma Combined

Processing revenues	$15,895	$3,205	$19,100	-		$19,100
Cost of processing revenues	9,421	1,830	11,251	-		11,251

Gross profit	6,474	1,375	7,849	-		7,849

Selling, general and administrative expenses	6,183	331	6,514	-		6,514
Change in fair value of contingent consideration liability	(8)	-	(8)	-		(8)
Amortization of intangibles	1,120	-	1,120	278	H	1,398
Depreciation	206	2	208	3	I	211

Operating (loss) income	(1,027)	1,042	15	(281)		(266)

Other expenses (income)
Interest expense	815	-	815	189	A	1,004
Amortization of deferred financing costs	1,125	-	1,125	1	A	1,126
Amortization of debt discounts and conversion options	750	-	750	103	J	853
Change in fair value of derivative liability	(60)	-	(60)	-		(60)
Other income	(4)	-	(4)	-		(4)

(Loss) income before income taxes	(3,653)	1,042	(2,611)	(574)		(3,185)

Income tax expense	104	-	104	47	K	151

Net (loss) income	(3,757)	1,042	(2,715)	(621)		(3,336)
Accretion of convertible preferred stock	(1,047)	-	(1,047)	(495)	B	(1,542)

Net loss applicable to common stockholders	$(4,804)	$1,042	$(3,762)	$(1,116)		$(4,878)

Loss per share applicable to common stockholders (basic and diluted)	$(0.41)					$(0.36)

Weighted average shares outstanding:
Basic and diluted	11,692,329			2,000,000	L	13,692,329

JETPAY CORPPORATION

Notes to Unaudited Pro Forma Combined Financial Statements

Note 1: Organization and basis of pro forma presentation

The Company was incorporated in Delaware on November 12, 2010 as a blank check company whose objective was to acquire, through a merger, share exchange, asset acquisition, stock purchase, plan of arrangement, recapitalization, reorganization or other similar business combination, one or more operating businesses. Until December 28, 2012, the Company’s efforts were limited to organizational activities, its initial public offering (the “Offering”) and the search for suitable business acquisition transactions.

The Company currently operates in two business segments, the Payment Processing Segment, which is an end-to-end processor of credit and debit card and ACH payment transactions for businesses with a focus on those processing internet transactions and recurring billings and the Payroll Processing Segment, which is a full-service payroll and related payroll tax payment processor. The Company also initiated operations for JetPay Card Services in the fourth quarter of 2013, a division that is focused on providing low-cost money management and payment services to un-banked and under-banked employees of its business customers and other consumers. The Company entered the payment processing and the payroll processing businesses upon consummation of the acquisitions of JetPay, LLC (“JetPay Payment Services”), AD Computer Corporation (“ADC” or “JetPay Payroll Services”) on December 28, 2012 and ACI Merchant Systems LLC (“ACI”) on November 7, 2014. Assets acquired and liabilities assumed in these transactions were recorded on the Company’s Consolidated Balance Sheets as of the respective acquisition dates based upon their estimated fair values at such date. The results of operations of businesses acquired by the Company have been included in the statements of operations since their date of acquisition. The excess of the purchase price over the estimated fair values of the underlying identifiable assets acquired and liabilities assumed was allocated to goodwill.

The pro forma adjustments reflecting the consummation of the ACI acquisition are based upon the acquisition method of accounting in accordance with GAAP and upon the assumptions set forth in the notes included in this section. The Statements have been prepared based on available information, using estimates and assumptions that our management believes are reasonable. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are preliminary and have been made solely for purposes of developing this unaudited pro forma combined financial information. The unaudited pro forma combined balance sheet has been adjusted to reflect the allocation of the purchase price to identifiable net assets acquired and of the excess purchase price to goodwill.

The Statements do not purport to represent the actual results of operations that would have occurred if the acquisition had taken place on the date specified. The Statements are not necessarily indicative of the results of operations that may be achieved in the future. The Statements do not reflect any adjustments for the effect of non-recurring items or operating synergies that we may realize as a result of the acquisition. The Statements include certain reclassifications to conform the historical financial information of ACI to our presentation.

Note 2: Pro Forma Adjustments

Note A	JetPay assumed a $7,500,000 bank loan obtained by ACI, and guaranteed by JetPay. The interest rate on the loan is 5.25% per annum with a term of 7 years. The loan will be amortized over the last 6 years based upon equal monthly installments. To secure the funding, JetPay incurred commitment fees of $18,750 which are being amortized over 7 years.

Note B	In order to finance a portion of the proceeds paid to the ACI unitholders, the Company issued 20,000 shares of Series A Preferred to Flexpoint for an aggregate of $6.0 million. The Series A Preferred hold a 200% liquidation preference which is amortized over 5 years against additional paid in capital.

Note C	In accordance with US GAAP, the 2.0 million shares of JetPay common stock issued to the sellers of ACI have been valued at fair value, the best measure of which is the closing market price of the Common Stock on November 7, 2014, which was $1.83 per share.

Note D

Represents the pro forma entries to record the acquisition of ACI, recording the Common Stock issued and the purchase price of the acquisition in excess of the fair value of acquired assets.

The combination constitutes an acquisition method transaction under US GAAP, with JetPay acquiring ACI. The cash and stock issued to the stockholders of ACI is shown in the following table.

Of the deferred consideration due the sellers in the future, $2,400,000 is guaranteed to be paid and has been recorded in the Pro Forma Balance Sheet as of June 30, 2014 at its estimated present value of $2,158,058. The balance of deferred consideration due the sellers in the future, of $500,000 in cash, is contingent upon ACI achieving certain revenue growth. Management believes there is a high probability the additional cash will be paid and has been recorded in the Pro Forma Balance Sheet at June 30, 2014 at $272,882, its estimated present value based on a 75% probability occurrence rate.

Schedule of Consideration

Cash consideration at closing	$10,900,000

Adjustments to cash consideration at closing:
Working capital adjustment	197,964
11,097,964
Common stock consideration issued at closing
Shares issued	2,000,000
Fair value at November 7, 2014	$1.83
Total common stock consideration issued	$3,660,000

Total consideration paid or issued at closing	$14,757,964

Deferred consideration guaranteed to be paid in the future	$2,158,058
Deferred consideration contingent upon future performance	272,882

Total consideration to sellers	$17,188,904

Note E	The following table illustrates the net assets of ACI acquired and certain other purchase accounting entries. These entries include an estimated distribution of cash and cash equivalents of $503,000 to the sellers prior to the sale of ACI, an adjustment in basis from net book value to fair market value for certain property plant and equipment of $19,000, and the elimination of historic Members’ Equity of ACI of $809,000.

Calculation of purchase price in excess of net assets acquired

Total consideration to sellers	$17,188,904

Total assets acquired, June 30, 2014	716,549
Total liabilities assumed, June 30, 2014	(392,016)

Net book value of net assets acquired, as adjusted, June 30, 2014	$324,533

Excess of purchase price over net book value of net assets acquired before reallocation to identifiable intangibles	$16,864,371

Note F

Management believes the technology inherent to and not recognized on the financial statements of ACI has unrecognized value. The initial determination is based on the estimate of replacement cost of the scalable technology being acquired combined with an estimate of its remaining useful life.

In addition, Management has made an initial determination that the value of customer relationships based on the nature of the contracts with customers and expected future revenue streams and related non-compete covenants. The analysis was based on the estimated future gross profit generated by existing customer and relationships, after applying historical attrition rate of customer and clients and applying an estimate of organic growth from remaining customers and discounting the results by 18%, which Management believes is a fair representation of the risk structure of the business acquired.

The initial values to be attributed to the identified intangibles are subject to formal appraisal and valuation subsequent to the closing of the transaction and are subject to change. These initial values and corresponding goodwill appear in the table below.

Schedule of Estimated Identifiable Intangible Assets and Goodwill

Excess of purchase price over net book value of assets acquired before reallocation to identifiable intangibles	$16,864,371

Less estimated identifiable intangible assets:
Customer relationships and related covenants	4,200,000
Software and technology	147,000
Trade name	120,000
Total identifiable intangible assets	4,467,000

Unidentified excess of purchase price over fair value of assets acquired (goodwill)	$12,397,371

Note G	To record estimated costs of completing the acquisition, including legal, accounting, consultants, proxy solicitation and financial advisory services as shown in the following table:

Schedule of Estimated Costs of Closing Transaction

Accounting and auditing fees	$42,000
Consulting fees	20,000
Legal fees	159,000
Other consulting, advisory and miscellaneous fees	10,000
Total estimated closing costs to be paid at or subsequent to closing	$231,000

Less: amounts accrued but unpaid at June 30, 2014	-
Estimated costs to be expensed at closing	$231,000
Amount of the above accrued but not paid	$231,000

Note H	The estimated life and annual amortization of the intangibles are shown below:

		Amortization for the
	Estimated	Six months ended	Year ended
	Life (Years)	June 30, 2014	December 31, 2013

Customer and supplier relationships	8.5	$247,000	$494,000
Software and technology	1 - 3	11,000	101,000
Trade name	3	20,000	40,000
Total amortization of identifiable intangible assets		$278,000	$635,000

Note I	The estimated life and annual depreciation are shown below:

		Amortization for the
	Estimated	Six months ended	Year ended
	Life (Years)	June 30, 2014	December 31, 2013

Equipment	2	$1,400	$8,800
Furniture and fixtures	5	1,400	2,800
Total depreciation		$2,800	$11,600

Note J	Based upon the terms of the Unit Purchase Agreement, the ACI unitholders are entitled to receive an additional $1.2 million on each of April 10, 2015 and April 10, 2016. These deferred consideration payments have been recorded at their estimated fair value of $2,158,058 using a 16.0% discount rate for the April 10, 2016 payment. The balance of deferred consideration due the sellers in the future of $500,000 in cash, is contingent upon ACI achieving certain revenue growth. Management believes there is a high probability the additional cash consideration will be earned and accordingly, has been recorded in the Pro Forma Balance Sheet at June 30, 2014 based on a 75% probability rate and a discounted rate of 16.0%.

Note K	Adjusts income tax expense based upon an estimated state income tax rate of 9.99%.

Note L	Pro forma loss per share applicable to common stockholders (basic and diluted) was calculated by dividing pro forma net loss applicable to common stockholders by pro forma weighted average shares outstanding, which has been adjusted for the 2,000,000 shares of JetPay common stock consideration issued at closing.